Exhibit 10.2
JULIAN MICHAEL CUSACK
AND
ASPEN INSURANCE HOLDINGS LIMITED

AMENDED AND RESTATED SERVICE AGREEMENT

AMENDED AND RESTATED SERVICE AGREEMENT
DATE: 1 May 2008
PARTIES:
(1)	JULIAN MICHAEL CUSACK of [Address] (the “Executive”); and

(2)	ASPEN INSURANCE HOLDINGS LIMITED incorporated in the Islands of Bermuda whose registered office is at the Maxwell Roberts Building, 1 Church Street, Hamilton HM 11, Bermuda (the “Company”).
OPERATIVE TERMS:
1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate”	means any entity directly or indirectly controlling, controlled by, or under common control with the Company; or any other entity designated by the Board in which the Company or an Affiliate has an interest;

“Board”	means the Board of Directors of the Company from time to time;

“Group”	means the Company and its Affiliates (and “Group Company” means the Company or any one of its Affiliates);

“Manager”	means the Chief Executive Officer of the Company or such other person as the Company may nominate from time to time as the person to whom the Executive shall report.
1.2	In this Agreement references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provision of earlier legislation (as from time to time amended) which have been re-enacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments or orders from time to time made pursuant thereto.

2.	AMENDMENT AND RESTATEMENT

This Agreement shall serve as a complete amendment and restatement of the Service Agreement entered into between Julian Cusack and Aspen Insurance Holdings Limited, dated 1 May 2007 (such agreement being undated when signed but effective following the transfer of Group CFO responsibilities) (the “Original Agreement”). Except as otherwise provided herein, all terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.
3.	POSITION

The Company shall employ the Executive as Chief Executive Officer and Chairman, Aspen Insurance Ltd.

4.	TERM

4.1	The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, beginning on the date hereof (the “Effective Date”) and continuing unless and until terminated in accordance with the provisions contained in this Agreement.

4.2	Notwithstanding the provisions of Clause 4.1, the Executive’s employment shall terminate automatically when the Executive reaches the age of 65 years.

5.	DUTIES

5.1	Subject to the requirements for the Executive to comply with his duties and obligations under his contract of employment with Aspen Insurance UK Services Limited dated 1 May 2008 (the “AIUKSL Contract”), during his employment hereunder the Executive shall:
(a)	report to the Manager and perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Board in relation to the Company and any other Group Company to the extent consistent with his job title set out in Clause 3 (without being entitled to any additional remuneration in respect of such duties for any Group Company) other than in accordance with the AIUKSL Contract;

(b)	devote the whole of his working time, attention and ability to his duties in relation to the Company and any other Group Company at such place or places as the Board shall determine. The Executive shall carry out his duties under this Agreement at the Company’s premises at the Maxwell Roberts Building, 1 Church Street, Hamilton HM 11, Bermuda, or such other place as the Company and the Executive shall mutually agree, provided that the Executive shall not be required to reside outside Bermuda or the United Kingdom;

(c)	comply with all reasonable requests, instructions and regulations given or made by the Board (or by any one authorised by it) and promptly provide such explanations, information and assistance as to the performance of his duties assigned to him under this Agreement as the Board may reasonably require;

(d)	faithfully and loyally serve the Company and each other Group Company to the best of his ability and use his utmost endeavours to promote its interests in all respects;

(e)	not engage in any activities which would detract from the proper performance of his duties hereunder, nor without the prior written consent of the Board in any capacity including as director, shareholder, principal, consultant, agent, partner or employee of any other company, firm or person (save as the holder for investment of securities which do not exceed three percent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange) engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever; and
(f)	comply (and shall use every reasonable endeavour to procure that his spouse and minor children will comply) with all applicable rules of law, stock exchange regulations, individual registration requirements (at a cost to be borne by the Company) and codes of conduct of the Company and any other Group Company in effect with respect to dealing in shares, debentures or other securities of the Company or other Group Company.
5.2	Nothing herein shall preclude the Executive from (a) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Chief Executive Officer of the Company in each case, which approval shall not be unreasonably withheld, (b) serving on the boards of a reasonable number of trade associations subject to the approval of the Board, which approval shall not unreasonably be withheld, and/or charitable organizations, (c) engaging in any charitable activities and community affairs, and (d) managing his personal investments and affairs, provided that such activities set forth in this Clause 5.2 do not significantly interfere with the performance of his duties and responsibilities to any Group Company.

6.	REMUNERATION AND COMMISSION

6.1	The Executive shall be paid by way of remuneration for his services during his employment hereunder a salary at the rate (the “Salary Rate”) of £70,000 per annum, subject to increase pursuant to Clause 6.3., which shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or of any other Group Company. The Company shall pay a housing allowance in respect of the Executive’s primary residence in Bermuda during the term of his employment. Prior to such payment the Executive shall provide to the Company any substantiation for such expenses requested by the Company. Notwithstanding the foregoing, the maximum amount the Company shall pay in respect of housing allowance shall be $180,000 per annum, but all tax payable on such allowance will be borne by the Company.

6.2	The Executive shall be eligible for a cash bonus, based on a bonus potential of 100% of his annual salary, during his employment hereunder of such amounts (if any) at such times and subject to such conditions as the Compensation Committee of the Board (the “Compensation Committee”) may in its absolute discretion decide; provided, however, that notwithstanding the preceding language of this Clause 6.2, the Executive shall participate in all management incentive plans made available to the Company’s senior executives at a level commensurate with Executive’s status and position at the Company.

6.3	The Company shall review the Salary Rate for increase at least once each year, and any change in the Salary Rate resulting from such review will take effect from 1 April. The Company’s review shall take into consideration, among other factors, the base salary paid to individuals performing similar services at comparable companies based in Bermuda, the United Kingdom and the United States, as well as other relevant local or global talent pool comparables, it being expressly understood that while it is intended that the

Company shall consider these factors, it shall have no obligation to take any specific action based on such factors.

6.4	The Executive’s salary will be payable by equal monthly installments; each monthly installments will be in respect of a calendar month and will be paid on or before the last day of such calendar month. Where the employment has begun or ended in a calendar month, salary in respect of that month will be the proportion of a normal month’s installments which the days of employment in that month bear to the total days in the month.

6.5	The Company may withhold from amounts payable under this Agreement all applicable taxes that are required to be withheld by applicable laws or regulations.

7.	PENSION AND INSURANCE BENEFITS

7.1	During his employment hereunder, the Executive shall be entitled to participate in all employee benefit and perquisite plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time.

7.2	During his employment hereunder, the Executive will be eligible for 2 Business Class return airfares per annum from Bermuda to the UK for himself, spouse and dependent children. Such airfares are in addition to any flights the Executive is required to make in order to carry out his duties either under this Agreement or under the AIUKSL Contract. For the avoidance of doubt all tax payable on these airfares shall be borne by the Company. The Executive will also be eligible for reimbursement of reasonable expenses if he is required to move location to take up employment with a Group Company and reimbursement of reasonable expenses in connection with relocation to the UK upon termination (other than for Cause) in an amount to be agreed with the CEO at the time of such termination .

7.3	During his employment hereunder, the Company shall (subject to the relevant insurers’ terms and conditions) provide the Executive with:
7.3.1	medical insurance;

7.3.2	save where such benefit is already provided under the AIUKSL Contract permanent health insurance;

7.3.3	personal accident insurance; and

7.3.4	save where such benefit is already provided under the AIUKSL Contract life insurance.
The Board shall have the right to change the arrangements for the provision of such benefits as it sees fit or, if in the reasonable opinion of the Board, the Company is unable to secure any such insurance under the rules of any applicable scheme or otherwise at reasonable rates to cease to provide any or all of the insurances unless in either case the Executive or a member of his family is at that time suffering from a medical condition which would entitle them to benefits under the policy in question in which case the existing policy is to be maintained in force by the Company or an alternative policy provided which would provide the same benefit in relation to the medical condition in question.
8.	EXPENSES

The Company shall reimburse to the Executive all traveling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties hereunder and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

9.	HOLIDAYS AND HOLIDAY PAY

9.1	The Executive shall be entitled to an aggregate of 30 working days’ paid holiday per holiday year (in addition to public holidays in Bermuda) in relation to his employment by the Company and any other Group Company and, if applicable, such additional days as are set out in the Company’s standard terms and conditions of employment from time to time, during each holiday year to be taken at such time or times as may be agreed with the Manager. Except as otherwise provided in the Company’s holiday policy, the Executive may not carry forward any unused part of his holiday entitlement to a subsequent holiday year and the Executive shall not be entitled to any salary in lieu of untaken holiday.

9.2	For the holiday year during which the Executive’s employment hereunder commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such holiday year bears to one holiday year as set out in the Company’s holiday policy. Upon termination of his employment for whatever reason, he shall, if appropriate, be entitled to salary in lieu of any outstanding holiday entitlement.

10.	DISABILITY OR DEATH

10.1	The Company reserves the right at any time to require the Executive (at the expense of the Company) to be examined by a medical adviser nominated by the Company and the Executive consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be necessary for this purpose.

10.2	If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Company Secretary’s office and if he is so prevented for seven or more consecutive days he shall if required by the Company provide an appropriate doctor’s certificate.

10.3	If the Executive shall be absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 10.2 he shall be paid his full remuneration for any period of absence of up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks and thereafter, subject to the provisions of clause 17, to such remuneration (if any) as the Board shall in its absolute discretion allow provided that the Company may not terminate the employment of the Executive under this clause without his consent at a time when he is unable to perform his duties through illness if the consequence of such termination would be to deprive him of any benefits that would otherwise be payable to him under the provisions of any permanent health insurance policy taken out by the Company.
10.4	In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to: (a) salary at his Salary Rate up to and including the end of the month in which his death occurs, (b) the annual incentive award, if any, to which the Executive would have been entitled to pursuant to Clause 6.2 for the year in which the Executive’s death occurs, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during the applicable year and the denominator of which is 365, and (c) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, all of which amounts shall be payable in a lump sum in cash within 30 days after his death, except that the pro-rated incentive award shall be payable when such award would have otherwise been payable had the Executive not died.

11.	CONFIDENTIAL INFORMATION

11.1	Except as otherwise provided in this Section, the Executive shall not during his employment hereunder or at any time after his termination for any reason whatsoever disclose to any person whatsoever or otherwise make use of any Confidential Information.

11.2	As used in this Section, the term “Confidential Information” shall mean any confidential or secret information which he has or may have acquired in the course of his employment relating to the Company or any other Group Company or any customers or clients of the Company or any other Group Company, including without limiting the generality of the foregoing:
11.2.1	confidential or secret information relating to the past, current or future business, finances, activities and operations of the Company or any other Group Company;

11.2.2	confidential or secret information relating to the past, current or future business, finances, activities and operations of any third party to the extent that such information was obtained by the Company or any other Group Company pursuant to a confidentiality agreement;
but shall not include information that is generally known to, or recognised as standard practice in, the industry in which the Company is engaged unless such information is known or recognised as a result of the Executive’s breach of this covenant.

11.3	The Executive will only use Confidential Information for the benefit of the Company or any other Group Company in the course of his employment and shall at all times exercise all due care and diligence to prevent the unauthorised disclosure or use of Confidential Information.

11.4	In the event that the Executive becomes compelled by a court or administrative order to disclose any of the Confidential Information other than as permitted pursuant to this Section, he will provide prompt notice to the Company so that the Company may seek a protective order or other appropriate remedy. In the event the Company fails to seek, or seeks and fails to obtain, such a protective order or other protective remedy, the

Executive will furnish only that portion of the Confidential Information that, in the opinion of his counsel, he is legally required to furnish.
12.	COPYRIGHT AND DESIGNS

12.1	The Executive hereby assigns to the Company all present and future copyright, design rights and other proprietary rights if any for the full term thereof throughout the world in respect of all works originated by him at any time during the period of his employment by the Company or any other Group Company whether during the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person and in which copyright or design rights may subsist except only those designs or other works written, originated, conceived or made by him wholly unconnected with his service hereunder.

12.2	The Executive agrees and undertakes that he will execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this Clause. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this Clause.

12.3	The Executive hereby irrevocably waives all moral rights that he had or may have in any of the works referred to in Clause 12.1, subject to the exception therein.

13.	GRATUITIES AND CODES OF CONDUCT

13.1	The Executive shall comply with all codes of conduct from time to time adopted by the Board.

13.2	The Executive shall not, except in accordance with the Company’s Gift and Hospitality Policy and any other code of conduct adopted by the Board or with the prior written consent of the Board, directly or indirectly accept any commission, rebate, discount, gratuity or gift, in cash or in kind from any person who has or is likely to have a business relationship with the Company or any other Group Company and shall notify the Company upon acceptance by the Executive of any commission, rebate, discount, gratuity or gift in accordance with the Company’s Gift and Hospitality Policy or any such code of conduct from time to time.

14.	RESTRICTIVE COVENANTS

14.1	For the purpose of this Clause:

“the Business” means the business of the Group or any Group Company at the date of termination of the Executive’s employment with which the Executive has been concerned to a material extent at any time in the Relevant Period;

references to the “Group” and “Group Companies” shall only be reference to the Group and Group Companies in respect of which the Executive has carried out material duties in the Relevant Period;

“Relevant Period” shall mean the period of 24 months immediately preceding the date on which the Restricted Period defined in clause 14.3 commences or the date on which the Company seeks to enforce the restriction in question;

“Restricted Person” shall mean any person who or which has at any time during the Relevant Period done business with the Company or any other Group Company as customer or client or consultant and whom or which the Executive shall have had personal dealings with, contact with or responsibility for (each, in a business or commercial capacity) during the Relevant Period;

“Key Employee” shall mean any person who at the date of termination of the Executive’s employment is employed or engaged by the Company or any other Group Company with whom the Executive has had material contact during the Relevant Period and (a) is employed or engaged in the capacity of Manager, Underwriter or otherwise in a senior capacity or in any other capacity as may be agreed in writing between the Executive Committee and the Executive from time to time and/or (b) is in the possession of Confidential Information and/or (c) is directly managed by or reports to the Executive.

14.2	The Executive covenants with the Company that he will not in connection with the carrying on of any business in competition with the Business during his employment or any Restricted Period applicable upon the termination of the Executive’s employment (as defined in clause 14.3) without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:
14.2.1	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any products sold by the Company or any other Group Company any Restricted Person;

14.2.2	solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any Key Employee;

14.2.3	be employed, engaged, interested in or concerned with any business or undertaking which is engaged in or carries on business in the United Kingdom, Bermuda or the USA which is or is about to be in competition with the Business;
14.3	The length of the Restricted Period depends upon the circumstances in which the Executive’s employment terminates as follows:-
14.3.1	if the Executive serves 12 months’ notice to terminate his employment without Good Reason under clause 18.2 the Restricted Period shall be a period of 12 months (or 18 months in respect of clause 14.2.2 only) from the date on which notice is served which period shall run concurrently with the 12 month notice period irrespective of whether the Executive is working his notice, on garden leave or his employment has terminated prior to the expiry of the notice period as a result of the Company making a payment pursuant to clause 19.2 within the time period specified in that clause;

14.3.2	if the Company serves notice to terminate the Executive’s employment without Cause under clause 17 the Restricted Period shall be a period of 6 months from the date on which notice is served by the Company which period shall run concurrently with the 12 month notice period irrespective of whether the

Executive is working his notice, on garden leave or his employment has terminated prior to the expiry of the notice period as a result of the Company making a payment pursuant to clause 19.2 within the time period specified in that clause;
14.3.3	if the Executive serves immediate notice to terminate his employment with Good Reason under clause 18.1 the Restricted Period shall be 6 months from the date of termination provided the Executive is paid the payment due under clause 19.2 within the time period specified in that clause;

14.3.4	if the Company serves immediate notice to terminate the Executive’s employment with Cause under clause 16.1 the Restricted Period shall be 6 months from the date of termination provided the Company complies with clause 16.1;
14.4	The covenants contained in Clauses 14.2.1, 14.2.2 and 14.2.3 are intended to be separate and severable and enforceable as such. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Clause 14 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

14.5	The Executive acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Clauses 11, 12 or 14 would be inadequate and the Company would suffer irreparable damages as a result of such breach. In recognition of this fact, the Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

15.	TERMINATION BY RECONSTRUCTION OR AMALGAMATION; CHANGE IN CONTROL

15.1	If the employment of the Executive hereunder shall be terminated solely by reason of the liquidation of any Group Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of such Group Company not involving liquidation (in each case, other than a “Change in Control”, as defined below) and the Executive shall be offered employment with the amalgamated or reconstructed company on the same terms as the terms of this Agreement, the Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment by the Company.

15.2	If the employment of the Executive hereunder shall be terminated by the Company without Cause or by the Executive with Good Reason within the six-month period prior to a Change in Control or within the two-year period after a Change in Control, in addition to the benefits provided in Clause 19.2, the Executive shall be entitled to the following benefits: other than share options and other equity based awards granted in 2004 and 2005, which shall vest and be exercisable in accordance with the terms of their grant agreements, all share options and other equity -based awards shall immediately vest and remain exercisable for the remainder of their terms.

For purposes of this Agreement, “Change in Control” shall have the same meaning as under the Aspen Insurance Holdings 2003 Share Incentive Plan as in effect as of the date hereof.

16.	TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE

16.1	The Company, without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, may by notice in writing to the Executive forthwith terminate his employment for “Cause”. In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to salary at his Salary Rate through the date of termination.

For purposes of this Agreement, “Cause” shall mean circumstances where the Executive:
(a)	becomes bankrupt or becomes the subject of an interim order under the Insolvency Act 1986 or makes any arrangement or composition with his creditors; or

(b)	is convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment is imposed); or

(c)	is guilty of any serious misconduct, any conduct tending to bring the Company or any other Group Company or himself into disrepute, or any material breach or non-observance of any of the provisions of this Agreement, or conducts himself in a way which is materially prejudicial or calculated to be materially prejudicial to the business of the Group; or

(d)	is disqualified from being a director of any company by reason of an order made by any competent court; or

(e)	is guilty of any repeated breach or non-observance of any code of conduct or fails or ceases to be registered (where such registration is, in the reasonable opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere.
17.	TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE

17.1	The Company may terminate the employment of the Executive at any time during the employment hereunder without Cause by either (i) giving to the Executive 12 months’ prior notice in writing; or (ii) terminating the employment of the Executive immediately and paying the Executive in lieu of the notice to which he would have otherwise been entitled under (i) above (which payment in lieu shall be deemed to be included within the Severance Payment referred to in Clause 19.2) provided that the Company may not terminate the employment of the Executive under this clause without his consent at a time when he is unable to perform his duties through illness if the consequence of such termination would be to deprive him of any benefits that would otherwise be payable to him under the provisions of any permanent health insurance policy taken out by the Company.
18.	TERMINATION OF EMPLOYMENT BY THE EXECUTIVE

18.1	The Executive shall have the right to terminate his employment at any time for Good Reason by immediate notice if, following submission of the written notice by the Executive to the Company detailing the events alleged to constitute Good Reason in accordance with this Clause, the Company shall have failed to cure such events within the 30 day period following submission of such notice. For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in the Executive’s annual base salary or annual bonus opportunity, or the failure to pay or provide the same when due, (ii) a material diminution in the Executive’s duties, authority, responsibilities or title, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with his positions, (iii) the removal of the Executive from the position described in Clause 3; (iv) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the Executive’s office as of the date hereof; or (v) any other fundamental breach of this Agreement; provided, however, that no such event(s) shall constitute “Good Reason” unless the Company shall have failed to cure such event(s) within 30 days after receipt by the Company from the Executive of written notice describing in detail such event(s).

18.2	The Executive shall have the right to terminate his employment at any time without Good Reason upon giving 12 months’ prior written notice to the Company.

18.3	If the Executive gives notice to terminate his employment without Good Reason under Clause 18.2 or if the Executive seeks to terminate his employment without Good Reason and without the notice required by Clause 18.2 or the Company gives notice to terminate the Executive’s employment under Clause 17.1(i), then provided the Company continues to provide the Executive with the salary and contractual benefits in accordance with this Agreement, the Company has, at its discretion, the right for the period (the “Garden Leave Period”) then outstanding until the date of the termination of the Executive’s employment:
(a)	to exclude the Executive from any premises of the Company or any Group Company and require the Executive not to attend at any premises of the Company or any Group Company; and/or

(b)	to require the Executive to carry out no duties; and/or

(c)	to require the Executive not to communicate or deal with any employees, agents, consultants, clients or other representatives of the Company or any other Group Company; and/or

(d)	to require the Executive to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(e)	to require the Executive to take any holiday which has accrued under clause 9 during the Garden Leave Period.
The Executive shall continue to be bound by the duties set out in Clause 5 (insofar as they are compatible with being placed on garden leave), the restrictions set out in Clause 14.2 and all duties of good faith and fidelity during the Garden Leave Period.

18.4	If the Executive is required to take garden leave under clause 18.3 the Company will during this time (where the Company has served notice to terminate his employment Without Cause under clause 17.1(i) but not otherwise) pay to the Executive an annual incentive award equal to the lesser of (x) the target annual incentive award for the year in which notice was served and (y) the average annual incentive awards received by the Executive in the prior three years (or if less the number of prior years in which the Executive was employed by the Company) multiplied by a fraction, the numerator of which is the number of days that the Executive was on garden leave and the denominator of which is 365 such award to be paid on the completion of garden leave.

19.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT; CERTAIN OTHER TERMINATIONS

19.1	Upon the termination of his employment hereunder for whatever reason the Executive shall:
(a)	forthwith tender his resignation as a Director of the Company and of any other Group Company without compensation, but without prejudice to any other rights which he may have under this Agreement. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same himself;

(b)	deliver up to the Company all keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and he shall not without written consent of the Board retain any copies thereof;

(c)	if so requested send to the Company Secretary a signed statement confirming that he has complied with Clause 19.1(b); and

(d)	not at any time make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any other Group Company or represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any other Group Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements).
19.2	In the event of a termination of Executive’s employment hereunder by the Executive with Good Reason or by the Company without Cause (other than by reason of death), the Executive shall be entitled to (a) salary at his Salary Rate through the date in which his termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the Executive’s termination occurs, and (y) the average of the annual incentive awards received by the Executive in the prior three years (or, if less the number of prior years in which the Executive was employed by the Company), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during the applicable year and the denominator of which is 365; (c) subject to Clause 19.3below, the sum of (x) the Executive’s highest Salary Rate during the term of this Agreement and (y) the average bonus under the Company’s annual incentive plan actually earned by the Executive during the three years (or number of complete years employed by the Company, if fewer) immediately prior to the year of termination (the sum of (x) and (y) hereafter referred to as the “Severance Payment”), and (d) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which amounts shall be payable in a lump sum in cash within 30 days after his termination. In the event that the Company terminates the Executive’s employment without Cause under the provisions of Clause 17.1(ii) the parties acknowledge that the Severance Payment will be inclusive of the Executive’s rights to be paid in lieu of the 12 months’ notice period to which he is entitled under that Clause.

19.3	In the event that the Executive’s employment is terminated by the Company without Cause under the provisions of Clause 17.1 (i) and the Company exercises all or any of its rights under Clause 18.3 during the 12 months’ notice period, the Severance Payment shall be reduced by a sum equal to the total salary and bonus payments received by the Executive during the Garden Leave Period.

19.4	Upon any termination of employment, the Executive shall be entitled to (a) any expense reimbursement due to him and (b) other benefits (if any) in accordance with the applicable plans and programs of the Company.

19.5	In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

20.	EFFECT OF TERMINATION OF THIS AGREEMENT

The expiry or termination of this Agreement however arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

21.	GENERAL RELEASE

Notwithstanding any provision herein to the contrary, prior to payment of any amount pursuant to Clauses 15.2 and 19.2, the Executive shall execute a valid general release, in the form attached hereto (except to the extent that the Company considers that a change in law or any current practice existing at the date of termination requires a modification to such release), pursuant to which the Executive shall release the Group and its shareholders, directors, officers, employees and agents, to the maximum extent permitted by law, from any and all claims the Executive may have against the Group that relate to or arise out of the Executive’s employment or termination of employment, except such claims arising under this Agreement.
22.	OTHER TERMS AND CONDITIONS

22.1	The Executive’s period of continuous employment which began on 1st July 1989 shall be recognised by the Company.

22.2	The Company shall maintain a directors’ and officers’ liability insurance policy covering the Executive which is no less favorable than the policy covering other senior executive officers of the Company. In addition, the Company expressly acknowledges that the Executive is in the class of individuals entitled to be an “Indemnified Person” (as such term is defined in the Amended and Restated Bye-Laws of the Company (the “Bye-Laws”)). As such, the Executive shall be entitled to the greatest of any and all protections regarding indemnity, insurance and advancement and reimbursement of expenses provided under the Bye-Laws as in existence on the date hereof, the directors’ and officers’ policy described above, or such greater protection as may be provided under applicable law, provided, however, that if the Bye-Laws are amended after the date hereof, and, as amended, they provide greater benefits than the existing Bye-Laws, the Executive shall be entitled to such greater benefits.

22.3	In the event that a new Bermuda work permit is required to enable the Executive to take up his new position, and the Company is unable to obtain such a permit (other than by reason of an action by the Executive) within 6 months after the Executive was scheduled to take on his new position, then the Company will use reasonable efforts to provide the Executive with alternative employment in Bermuda or the United Kingdom with the Company or one of its Affiliates at a level commensurate with the proposed role of Chairman, AIL. If the Company is unable to do so, then the Executive’s employment with the Company will be terminated by mutual agreement, but the Executive will receive the financial benefits of this contract on the same terms as if he had been terminated without Cause.

23.	NOTICES

Any notice to be given hereunder shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him or be being sent by first class post addressed to him at his usual or last known place of residence, Notice to the Company shall be sufficiently served by being delivered to the Company Secretary or by being sent by first class post to the registered office of the Company. Any notice if so posted shall be deemed served upon the third day following that on which it was posted.

24.	PREVIOUS AND OTHER AGREEMENTS

This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive (including, without limitation, the Original Agreement) relating to his employment which shall be deemed to have been terminated by mutual consent with effect from the commencement of this Agreement.
25.	ENTIRE AGREEMENT/AMENDMENT

This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

26.	ASSIGNMENT

This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity that is the successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity. Failure by such successor of the Company to expressly assume this Agreement shall constitute an event of “Good Reason”, entitling Executive to the Benefits set forth in Clause 15 or 19, as applicable.

27.	SEVERABILITY

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

28.	SUCCESSORS/BINDING AGREEMENT

This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

29.	CO-OPERATION

During employment by the Company and thereafter, the Executive shall provide his reasonable co-operation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Executive’s employment; provided, however, that after the Executive’s employment by the Company has ended, (i) any request for such co-operation shall accommodate the demands of the Executive’s then existing schedule and (ii) if any such request will involve more than a de minimis amount of the Executive’s time, the Executive shall be entitled to reasonable compensation therefor.

30.	GOVERNING LAW

Bermuda law shall apply to this Agreement.

31.	COUNTERPARTS

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS whereof this Agreement has been duly executed and delivered as a deed the day and year first before written.

SIGNED as a Deed and DELIVERED by JULIAN MICHAEL CUSACK in the presence of:	/s/ Julian Cusack
Witness Signature:
Witness Name:
Witness Address:
Witness Occupation:

ASPEN INSURANCE HOLDINGS LIMITED
By:	/s/ Chris O’Kane
	Name:	Chris O’Kane
	Title:	Chief Executive Officer

DATED
ASPEN INSURANCE HOLDINGS LIMITED
and
JULIAN MICHAEL CUSACK

SEVERANCE AGREEMENT

THIS AGREEMENT is made as of the       day of       [20[  ]]
BETWEEN:
(1)	ASPEN INSURANCE HOLDINGS LIMITED, incorporated in the Islands of Bermuda whose registered office is at the Maxwell Roberts Building, 1 Church Street, Hamilton HM 11, Bermuda (the “Company”); and

(2)	JULIAN MICHAEL CUSACK of [Address] (hereinafter referred to as the “Executive”).
IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate”	means any entity directly or indirectly controlling, controlled by, or under common control with the Company; or any other entity designated by the Board in which the Company or an Affiliate has an interest.

“Board”	means the Board of Directors of the Company from time to time;

“Group”	means the Company and its Affiliates (and “Group Company” means the Company or any one of its Affiliates).;

“Option Agreement”	means the nonqualified share option agreement entered into by the Executive and the Company on 20 August 2003; and

“Service Agreement”	shall mean the service agreement entered into between the Executive and the Company dated [ ], as subsequently amended.
2.	TERMINATION DATE

The Executive’s employment with the Company [will end][ended] on [date] (the “Termination Date”).

3.	PAYMENT OF SALARY ETC

The Company will continue to provide the Executive with his salary and all other contractual benefits up to the Termination Date in the normal way. Within 14 days of the Termination Date the Company will also pay the Executive in respect of his accrued but untaken holiday (less such deductions for income tax and national insurance as are required by law).
4.	TERMINATION SUMS

Subject to the Executive agreeing to all of the conditions set out below, and receipt by the Company of a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive’s legal adviser, the Company will pay the Executive the following sums:
(i)	£[appropriate figure to be inserted] in respect of the Executive’s entitlement to an annual incentive award for the year in which the termination of the Executive’s employment with the Company occurs, as calculated in accordance with Clause 19.2 (b) of the Service Agreement;

(ii)	the sum of £[appropriate figure to be inserted] in respect of the Executive’s entitlement to a Severance Payment, as calculated and defined in accordance with Clauses 19.2(c) and 19.3 of the Service Agreement; and

(iii)	the sum of £[appropriate figure to be inserted] in respect of the Executive’s entitlement to the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed as at the Termination Date but not yet paid, as calculated in accordance with Clause 19.2(d) of the Service Agreement.
The sums set out in (i) to (iii) above will be subject to such deductions for income tax and national insurance as are required by law and will be paid to the Executive within [14] days of the date of signature by him of this Agreement and signature by his legal adviser of the attached certificate. Payment will be made by transfer to the Executive’s bank account.

5.	SHARE OPTIONS

[The Company confirms that:
(a)	with respect to share options issued under the Option Agreement; notwithstanding any provision in the Option Agreement to the contrary, the Shares underlying the Time Option (as defined in the Option Agreement) vested and became exercisable on 31 December 2006; and it is agreed that the Shares underlying the Performance-Accelerated Option (as defined in the Option Agreement) that remain unvested at the date of this Agreement shall continue to vest and become exercisable in accordance with the provisions of clause 2(b) of the Option Agreement notwithstanding the termination of the Executive’s employment; and

(b)	with respect to other share options, the extent to which share options held by the Executive as at the Termination Date shall be exercisable following the Termination Date will be determined solely in accordance with terms of the agreements under which such share options were granted.] or [Other than in relation to share options granted to the Executive in 2004 and 2005, the Company confirms that all share options granted to the Executive have vested and will remain exercisable for the remainder of their terms.]1
6.	WAIVER OF CLAIMS

The Executive accepts the terms set out in this Agreement in full and final settlement of all and any claims that he has or may have against the Company, the Board or any other Group Company or any of its or their current or former shareholders, directors, officers, employees or agents, whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment and his directorship of the Company and any Group Company or his resignation therefrom. The Executive also agrees to waive irrevocably and release the Company, the Board and all Group Companies (and all of its or their current or former shareholders, directors, officers, employees or agents) from and against any claims whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment and his directorship of the Company and any Group Company or his resignation therefrom. This waiver shall not apply in relation to any claim relating to his pension rights that have accrued up to the Termination Date.

7.	CONFIRMATION OF NO BREACHES

The Executive confirms and warrants to the Company that he has not at any time during his employment committed a fundamental breach of the terms of the Service Agreement.

8.	SATISFACTION OF STATUTORY CONDITIONS

The Executive is aware of his rights under the Employment Act 2000 and the Human Rights Amendment Act 1987 and has informed the Company of any and all claims that he might seek to bring arising from his employment or termination of employment. This agreement relates to his claims under the Employment Act 2000 and the Human Rights Amendment Act 1987.

Second alternative to be used in the event of qualifying termination in connection with a Change of Control under Clause 15.2 of the Service Agreement.

9.	RESIGNATION OF DIRECTORSHIP

At the same time as executing this Agreement the Executive will resign with immediate effect from his directorship of the Company and from all directorships and offices held with other Group Companies (and all related trusteeships) by signing and delivering the attached letters of resignation.

10.	POST-TERMINATION RESTRAINTS

The Executive acknowledges that the provisions of Clause 11 (Confidentiality) and Clause 14 (Restrictive Covenants) of the Service Agreement will (to the extent that they are applicable in the circumstances of the termination of the Executive’s employment with the Company) remain in full force and effect notwithstanding the termination of his employment.

11.	RETURN OF COMPANY PROPERTY

Before any payment under Clause 4 above is made, the Executive will, in accordance with Clause 19.1(b) of the Service Agreement, deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and he confirms that he has not retained any copies thereof.

12.	CONFIDENTIALITY

Save by reason of any legal obligation or to enforce the terms of this letter, the parties will not:
(a)	disclose the existence or terms of this Agreement to anyone (other than to their professional advisers, the relevant tax authorities or any other competent authority or in the case of the Executive, to his spouse);

(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment; or

(c)	make any derogatory or disparaging comments about the other or in the case of the Executive in relation to the Company, any Group Company or any of its or their shareholders, directors, officers, employees or agents.
13.	NO ADMISSION OF LIABILITY

This agreement is made without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any Group Company.

14.	TAX INDEMNITY

The Executive hereby agrees to be responsible for the payment of any tax and employee’s national insurance contributions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any tax and/or employee’s national insurance contributions deducted or withheld by the Company in paying the sums to the Executive). The Executive further agrees to indemnify the Company and all Group Companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any Group Company in respect of any liability of the Company or any Group Company to deduct an amount of tax or an amount in respect of tax or any employee’s national insurance contributions from the payments made and benefits provided under this Agreement, including any related interest or penalties imposed by any competent taxation authority.
15.	ENTIRE AGREEMENT

This letter sets out the entire agreement between the Executive and the Company and, save as set out in Clauses 5 and 10 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any Group Company.

16.	APPLICABLE LAW

This agreement is subject to Bermuda law and the exclusive jurisdiction of the Bermuda courts.

Julian Michael Cusack

dated

For and on behalf of Aspen Insurance Holdings Limited

dated

To the board of Directors
Aspen Insurance Holdings Limited
[date]
Dear Sirs
Aspen Insurance Holdings Limited (the “Company”)
I hereby irrevocably and unconditionally resign from the office of Director of the Company with immediate effect, and I acknowledge and confirm that I have no claim of whatsoever kind outstanding for compensation or otherwise against the Company, its servants, officers, agents or employees in respect of the termination of my appointment.
Yours faithfully

SIGNED as a DEED	)
and DELIVERED	)
by JULIAN MICHAEL CUSACK	)
in the presence of:	)
Witness signature:
Witness Name:
Witness address:
[note: separate individual similar letters of resignation should be produced for any other Group companies of which the individual is a director]